Exhibit 10.13(e)
THIRD AMENDMENT TO THE
UNITED STATES CELLULAR CORPORATION
EXECUTIVE DEFERRED COMPENSATION INTEREST ACCOUNT PLAN

WHEREAS, United States Cellular Corporation (the "Corporation") has adopted and maintains the United States Cellular Corporation Executive Deferred Compensation Interest Account Plan (Amended and Restated Effective January 1, 2008), as amended (the "Plan"), for the benefit of its officers and directors;

WHEREAS, pursuant to Section 8.1 of the Plan, the Executive Vice President and Chief Human Resources Officer of the Corporation (or any successor thereto) may amend the Plan at any time and for any reason; and

WHEREAS, the Senior Vice President-Chief Human Resources Officer of the Corporation (i.e., the successor to the Executive Vice President and Chief Human Resources Officer) desires to amend the Plan in certain respects.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the date hereof, the Plan hereby is amended as follows:

1.The definition of "Plan Administrator" set forth in Article 2 hereby is amended in its entirety to read as follows:

"Plan Administrator" means the Senior Director, Total Rewards and HR Operations of the Company. References herein to the Plan Administrator also shall include (i) the Senior Vice President-Chief Human Resources Officer of the Company (or any successor thereto), to the extent that the Senior Vice President-Chief Human Resources Officer of the Company (or any successor thereto) is undertaking administrative responsibilities expressly assigned to the Senior Vice President-Chief Human Resources Officer of the Company (or any successor thereto) pursuant to Article 6 and (ii) any person or committee to whom the Plan Administrator has delegated any of his or her responsibilities hereunder to the extent of the delegation.

2.Section 5.6 hereby is amended in its entirety to read as follows:

Section 5.6. Subsequent Election. Each Participant may make a subsequent election to delay the Payment Date or change the form of payment, in each case as set forth in the Participant's Election Form, provided that (i) such election shall not be effective until 12 months after the date on which the election is made; (ii) except in the case of payment on account of death, Disability or Unforeseeable Emergency, the payment with respect to such election must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made (or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid); (iii) such election cannot be made less than 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount was scheduled to be paid); and (iv) in no event may such election cause payment to commence later than upon the Participant's Separation from Service (subject to the delay described in Section 3.3(b) for a Specified Employee). A subsequent election pursuant to this Section 5.6 shall be delivered to the Plan Administrator in the manner prescribed by the Plan Administrator and upon such delivery shall be irrevocable.

3.Each reference to "Executive Vice President and Chief Human Resources Officer" that appears in the Plan hereby is replaced with "Senior Vice President-Chief Human Resources Officer".

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IN WITNESS WHEREOF, the undersigned has executed this Third Amendment as of this 16th day of November, 2015.

/s/ Deirdre C. Drake
Deirdre C. Drake
Senior Vice President-Chief Human Resources Officer